Exhibit 15.1

November 19, 2002

Charter Communications Holdings, LLC
Charter Communications Holdings Capital Corporation
St. Louis, Missouri

Re: Form 10-Q For The Quarterly Period Ended September 30, 2002

With respect to the Form 10-Q for the quarterly period ended September 30, 2002, we acknowledge our awareness of the use therein of our report dated November 18, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

St. Louis, Missouri
November 18, 2002